UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

CLEVELAND-CLIFFS INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To the Shareholders of
  CLEVELAND-CLIFFS INC

      The Annual Meeting of Shareholders of Cleveland-Cliffs Inc will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 10, 2005 at 11:30 A.M. (Cleveland time).

      At the Annual Meeting, shareholders will act upon the election of Directors and a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors. An explanation of each of these matters is contained in the attached Proxy Statement and accompanying proxy card, first being mailed or otherwise distributed to shareholders on or about March 21, 2005.

      Stephen B. Oresman and John C. Morley are both retiring from the Board of Directors this year. Mr. Oresman has served on the Board of Directors since 1991 and Mr. Morley since 1995. Both gentlemen have made great contributions to the growth and success of the Company through their valued expertise and independent judgment. We thank them for their important contributions and wish them well.

      The Board of Directors and management believe that the proposed actions are in the best interests of your Company. Whether or not you expect to be present at the Annual Meeting, we urge you to exercise your voting rights by signing and dating the enclosed proxy card and returning it in the accompanying envelope to ensure that your shares will be represented. In addition, record shareholders have the opportunity to appoint proxies to vote their shares through the Internet or via toll-free telephone if they wish. Instructions for appointing proxies through the Internet or by telephone are contained on your proxy card. Whichever of these methods you choose, the named proxies will vote your shares in accordance with your instructions. Please note that failure to vote surrenders voting power to those who exercise their voting rights. If you attend the meeting, you will be entitled to vote in person.

      We look forward to meeting with you at the Annual Meeting.

Sincerely,

/s/ John S. Brinzo
JOHN S. BRINZO
Chairman, President and Chief Executive Officer

It is important that your shares be represented at the Annual Meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope, which requires no postage if mailed in the United States, or appoint your proxies through the Internet or by telephone as directed on your proxy card.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING DIRECTORS AND NOMINEES
DIRECTOR INDEPENDENCE
BOARD OF DIRECTORS AND BOARD COMMITTEES
SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS
EXECUTIVE COMPENSATION
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SHAREHOLDER RETURN PERFORMANCE
PENSION BENEFITS
AGREEMENTS AND TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
RATIFICATION OF INDEPENDENT AUDITORS
ANNUAL REPORT
GENERAL INFORMATION
OTHER BUSINESS
SHAREHOLDER PROPOSALS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 21, 2005

      Dear Shareholder:

      The Annual Meeting of Shareholders of Cleveland-Cliffs Inc, an Ohio corporation (the “Company”), will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 10, 2005 at 11:30 A.M. (Cleveland time) for the purpose of considering and acting upon the following:

1.	A proposal to elect nine Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected;

2.	A proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors to examine the financial statements of the Company and its consolidated subsidiaries for the year 2005; and

3.	Such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

      Shareholders of record at the close of business on March 14, 2005, are entitled to notice of and to vote at such meeting and any adjournments or postponements thereof.

Very truly yours,

GEORGE W. HAWK, JR.
General Counsel and Secretary

It is important that your shares be represented at the Annual Meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope, which requires no postage if mailed in the United States, or appoint your proxies through the Internet or by telephone as directed on your proxy card.

PROXY STATEMENT

March 21, 2005

SOLICITATION, USE AND REVOCATION OF PROXIES

      The accompanying proxy is solicited by the Board of Directors of Cleveland-Cliffs Inc, an Ohio corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on May 10, 2005, and any adjournments or postponements thereof (the “Meeting”). Any proxy may be revoked by a later proxy, by notice to the Company in writing or in open meeting, without affecting any vote previously taken.

OUTSTANDING SHARES AND VOTING RIGHTS

      As of March 14, 2005, the record date for the determination of persons entitled to vote at the Meeting, there were 21,874,123 of the Company’s Common Shares, par value $.50 per share (“Common Shares”), and 172,500 shares of the Company’s 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock with no par value (“Preferred Shares”) outstanding. All references to Common Shares in this Proxy Statement reflect the two-for-one stock split that was effective December 31, 2004. Each Common Share and each Preferred Share is entitled to one vote. In connection with the election of Directors and ratification of the appointment of Deloitte & Touche LLP as independent auditors, holders of Common Shares and Preferred Shares vote together as one class. This Proxy Statement and accompanying proxy card are being first mailed or otherwise distributed to shareholders on or about March 21, 2005.

ELECTION OF DIRECTORS

(Proposal No. 1)

      It is intended that proxies received will be voted, unless contrary instructions are given to elect the nine nominees named in the following table to serve until the next Annual Meeting of Shareholders and until their successors shall be elected.

      Should any nominee decline or be unable to accept such nomination to serve as Director, an event which the Company does not currently anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Directors, to the extent consistent with the Company’s Regulations.

      The Company does not have a formal policy regarding director attendance at Annual Meetings of Shareholders. It is expected that all directors and nominees will attend the Meeting unless there are extenuating circumstances for nonattendance. All 11 directors and nominees attended the Annual Meeting of Shareholders in 2004.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

      Based upon information received from the respective Directors and nominees as of March 14, 2005, the following information is furnished with respect to each person nominated for election as a Director.

Name, Age and Principal Occupation and
Employment During Past Five Years	First Became Director

JOHN S. BRINZO, 63, Chairman, President and Chief Executive Officer of the Company since July 1, 2003. Mr. Brinzo served as Chairman and Chief Executive Officer of the Company from January 1, 2000 through June 30, 2003. Mr. Brinzo is a Director of The Brink’s Company.	1997

RONALD C. CAMBRE, 66, Former Chairman of the Board from January, 1995 through December, 2001 of Newmont Mining Corporation, an international mining company. Mr. Cambre served as Chief Executive Officer from November, 1993 to December, 2000 of Newmont Mining Corporation. Mr. Cambre was previously with Freeport-McMoRan, a natural resources company, as Vice President and Senior Technical Advisor to the Office of the Chairman. Mr. Cambre is a Director of Inco Limited, W. R. Grace & Co. and McDermott International, Inc.	1996

RANKO CUCUZ, 61, Former Chairman of the Board from July, 1996 through October, 2001 and Chief Executive Officer from October, 1992 through August, 2001 of Hayes Lemmerz International, Inc., an international supplier of wheels to the auto industry. Hayes Lemmerz International filed for bankruptcy in December, 2001, and emerged from bankruptcy in 2003. Mr. Cucuz is a Director of Lincoln Electric Holdings, Inc.	1999

DAVID H. GUNNING, 62, Vice Chairman of the Company since April, 2001. Mr. Gunning engaged in consulting and private investing from December, 1997 until joining the Company. Mr. Gunning is a Director of Development Alternatives, Inc., Lincoln Electric Holdings, Inc., and MFS Funds.	2001

JAMES D. IRELAND III, 55, Managing Director since January, 1993 of Capital One Partners, Inc., a private equity investment firm, which through an affiliate, serves as the General Partner of Early Stage Partners LLC, a venture capital investment partnership.	1986

FRANCIS R. McALLISTER, 62, Chairman and Chief Executive Officer since February 12, 2001 of Stillwater Mining Company, a palladium and platinum producer. From January, 2000 through January, 2001, Mr. McAllister privately pursued ventures in the mining and metals industry. Mr. McAllister is a Director of Stillwater Mining Company.	1996

ROGER PHILLIPS, 65, Former President and Chief Executive Officer from February, 1982 through January, 2002 of IPSCO Inc., an international steel producing company. Mr. Phillips is a Director of Canadian Pacific Railway Limited, Imperial Oil Limited, Inco Limited and Toronto Dominion Bank.	2002

RICHARD K. RIEDERER, 61, Former Chief Executive Officer from January, 1996 and President from January, 1995 through February, 2001 of Weirton Steel Corporation, a steel producing company. Mr. Riederer also served as Chairman of the American Iron and Steel Institute from January, 2000 through December, 2000. Mr. Riederer is a Director of First American Funds, Chairman and Director of Idea Foundry, and serves on the Board of Trustees of Franciscan University of Steubenville.	2002

ALAN SCHWARTZ, 65, Professor of Law at the Yale Law School and Professor at the Yale School of Management since 1987.	1991

      In accordance with the Company’s retirement policy, Mr. Stephen B. Oresman, is not standing for re-election. Mr. John C. Morley, after serving an additional one-year term beyond the normal Director retirement age per the request of the Board Affairs Committee, is not standing for re-election.

      The Directors recommend a vote FOR each of the nominees listed above.

DIRECTOR INDEPENDENCE

      The Board of Directors has determined that each of the current non-management directors standing for reelection, including each of the current members of the Audit Committee, the Board Affairs Committee and the Compensation and Organization Committee, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of all applicable laws and regulations, including the independence standards of the New York Stock Exchange (“NYSE”) attached hereto as Annex A. John S. Brinzo and David H. Gunning do not meet the aforementioned independence standards because they are Chairman, President and Chief Executive Officer and Vice Chairman, respectively, and employees of the Company.

BOARD OF DIRECTORS AND BOARD COMMITTEES

      The members of the Board of Directors have diversified professional experience in general management, steel manufacturing, mining, finance, law, education, and other fields. There is no family relationship among any of the directors, nominees and executive officers of the Company. Seven of the nine nominees have no present or former employment relationship with the Company. The average age of the nominees is 62.5, ranging from 55 to 66. The average service of the nominees is eight years, ranging from less than three years to 19 years.

      The Company’s governance process is based on its Corporate Governance Guidelines, which are available on the Company’s website at http://www.cleveland-cliffs.com. During 2004, 11 meetings of the Board of Directors were held and 32 meetings of all Board Committees were held. The Company’s independent Directors held six meetings in executive session without the presence of Messrs. Brinzo and Gunning in the year 2004. Mr. McAllister, is presently serving as Lead Director since May 2004, chaired three meetings, and Mr. Cambre, the previous Lead Director, chaired three meetings. Directors also discharge their responsibilities by review of Company reports to Directors, visits to Company facilities, correspondence with the Chairman, President and Chief Executive Officer, and telephone conferences with the Chairman, President and Chief Executive Officer and Directors regarding matters of interest and concern to the Company. The Directors have Audit, Board Affairs, Compensation and Organization, Finance, Strategic Advisory Committees as well as Ad Hoc committees as needed. In the year 2004, an Ad Hoc Labor Committee consisting of four Directors met six times during the Company’s labor negotiations. All committees regularly report their activities, actions, and recommendations to the Board. All Directors attended at least 90 percent of the meetings, while four Directors attended 95 percent of the meetings, and six Directors attended 100 percent of the aggregate total of meetings of the Board of Directors and the Board Committees of which they were members during 2004.

      The Audit Committee, consisting of Messrs. Riederer (chairman), Ireland, Morley, and Oresman, reviews with the Company’s management, the internal auditors and the independent auditors, the adequacy and effectiveness of Company’s system of internal control over financial reporting; reviews significant accounting matters; reviews quarterly unaudited financial information prior to public release; approves the audited financial statements prior to public distribution; approves the Company’s assertions related to internal controls prior to public distribution; reviews any significant changes in the Company’s accounting principles or financial reporting practices; reviews independent auditor services; has the authority and responsibility to evaluate independent auditors; discusses with the auditors their independence and considers the compatibility of non-audit services with such independence; annually selects the Company’s independent auditors to examine the Company’s financial statements; approves management’s appointment, termination, or replacement of the Chief Internal Auditor; and conducts a legal compliance review. Pursuant to the rules of the Securities and Exchange Commission (“SEC”), the members of the Company’s Audit Committee are independent, as that term is defined in the listing attached as Annex A. The Board of Directors has determined that Messrs. Riederer and Ireland are the named audit committee financial experts. No member of the Audit Committee serves on the audit committees of more than three public companies. The Committee held 11 meetings during 2004. The Charter of the Audit Committee is available at http://www.cleveland-cliffs.com and is also available upon request at (800) 214-0739.

      The Board Affairs Committee, consisting of Messrs. Cucuz (chairman), Cambre, McAllister, Phillips, and Schwartz, administers the Company’s compensation plans for Directors; monitors the Board governance process and provides counsel to the Chairman and Chief Executive Officer on Board governance and other matters; recommends changes in membership and responsibility of Board committees; and acts as the Board’s Nominating Committee and Proxy Committee in the election of Directors. The Committee held four meetings during 2004. The Charter of the Board Affairs Committee is available at http://www.cleveland-cliffs.com and is also available upon request at (800) 214-0739.

      The Compensation and Organization Committee, consisting of Messrs. McAllister (chairman), Ireland, Oresman, and Riederer, recommends to the Board of Directors the election of officers and compensation of officers; administers the Company’s compensation plans for officers; reviews organization and management development; evaluates the performance of the Chief Executive Officer; and obtains the advice of outside experts with regard to compensation matters. The Committee held six meetings during 2004. The Charter of the Compensation and Organization Committee is available at http://www.cleveland-cliffs.com and is also available upon request at (800) 214-0739.

      The Finance Committee, consisting of Messrs. Schwartz (chairman), Cambre, Cucuz, Morley, and Phillips, reviews the Company’s financial condition, financial policies, investment plans and benefit funds management. The Committee recommends dividend and other actions to the Board of Directors. The Committee held four meetings during 2004.

      The Strategic Advisory Committee, consisting of Messrs. Ireland (chairman), Brinzo, Cambre, Gunning, McAllister, Morley, and Oresman, reviews corporate strategy and related issues. The Committee held one meeting in 2004.

      An Ad Hoc Labor Committee was created to monitor the negotiations with the United Steelworkers of America during 2004. The Labor Committee consisted of Messrs. Ireland (chairman), Cucuz, Phillips and Riederer. The Committee held six meetings in 2004.

CONSIDERATION OF DIRECTOR NOMINEES

Shareholder Nominees

      The policy of the Board Affairs Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Director.” In evaluating such nominations, the Board Affairs Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Board Affairs Committee should include (i) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise, (ii) an indication of the nominee’s consent to serve as a director of the Company if elected, and (iii) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Company. Shareholder nominations should be addressed to Cleveland-Cliffs Inc, 1100 Superior Avenue, 15th Floor, Cleveland, Ohio 44114, Attention: Secretary. The Company’s Regulations provide that at any meeting of shareholders at which directors are to be elected, only persons nominated as candidates will be eligible for election.

Director Qualifications

      In evaluating director nominees, the Board Affairs Committee considers such factors as it deems appropriate, consistent with the Company’s Corporate Governance Guidelines, the Board Affairs Committee Charter and other criteria established by the Board of Directors. The Board Affairs Committee’s goal in selecting directors for nomination to the Board of Directors is generally to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable the Company to pursue its strategic objectives. The Board Affairs Committee has not reduced the qualifications for service on the Company’s Board of Directors to a checklist of specific standards or specific, minimum qualifications, skills or qualities. Rather, the Company seeks, consistent with the vacancies existing on the Company’s Board of Directors at any particular time and the interplay of a particular candidate’s experience with the experience of other directors, to select individuals whose business experience, knowledge, skills, diversity and integrity would be considered a desirable addition to the Board of Directors and any committees thereof. In addition, the Board Affairs Committee annually conducts a review of incumbent directors in order to determine whether a director should be nominated for re-election to the Board of Directors.

      The Board Affairs Committee makes determinations as to director selection based upon the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include (i) whether the Board Affairs Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board of Directors, (ii) whether the current composition of the Board of Directors is consistent with the criteria described in the Company’s Corporate Governance Guidelines, (iii) whether the candidate submitted possesses the qualifications that are generally the basis for selection for candidates to the Board of Directors, and (iv) whether the candidate would be considered independent under the rules of the NYSE as set forth in Annex A and the Company’s standards with respect to director independence. Final approval of any candidate will be determined by the full Board of Directors.

Identifying and Evaluating Nominees for Directors

      The Board Affairs Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Board Affairs Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board Affairs Committee considers various potential candidates for director. Candidates may come to the attention of the Board Affairs Committee through current Board members, professional search firms, shareholders or other persons. As described above, the Board Affairs Committee considers properly submitted nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Affairs Committee at a meeting.

MEETINGS OF NON-MANAGEMENT DIRECTORS; COMMUNICATIONS WITH DIRECTORS

      In accordance with the NYSE’s corporate governance listing standards, the Company’s non-management directors meet at regularly scheduled executive sessions without management present. The chair of the Company’s Compensation and Organization Committee has been designated as the Company’s lead independent director. Shareholders and interested parties may communicate with the chair of the Compensation and Organization Committee, with the Company’s non-management directors as a group or with the Board of Directors, by writing to Lead Director at Cleveland-Cliffs Inc, 1100 Superior Avenue, 15th Floor, Cleveland, Ohio 44114, Attn: Lead Director. The Board of Directors’ independent directors have approved the process for determining which communications are forwarded to various members of the Board of Directors.

BUSINESS ETHICS POLICY

      The Company has adopted a Code of Business Conduct and Ethics that applies to all Directors, officers and employees of the Company and its subsidiaries. The Code of Business Conduct and Ethics is available on the Company’s website at http://www.cleveland-cliffs.com and is also available upon request at (800) 214-0739.

DIRECTORS’ COMPENSATION

      During 2004, Directors who are not employees of the Company (“Nonemployee Directors”) received an annual retainer fee of $32,500. The Lead Director received a $6,000 annual retainer fee, and each committee chair received an annual retainer of $3,000. Committee meeting fees and Board meeting fees of $1,000 and $1,500, respectively, were paid Directors for each meeting attended. Employee Directors receive no compensation for their service as Directors.

      The Board of Directors has a Nonemployee Directors’ Compensation Plan (as Amended and Restated as of January 1, 2004) (“Directors’ Plan”), which provides for a one-time award of 4,000 shares of Restricted Stock to new Nonemployee Directors. The Directors’ Plan also provides that a Director, by the end of a four-year period, should either own (i) 4,000 or more Common Shares or (ii) Common Shares having a market value of at least $100,000, known as Director Share Ownership Guidelines (“Guidelines”). If a Nonemployee Director meets the Guidelines in December annually, the Director may elect to receive all or part his Annual Retainer of $32,500 for the following year in cash. If the Director does not meet these Guidelines, the Director is required to receive $15,000 in Common Shares until he meets one of the two Guidelines. In addition, the Directors’ Plan gives Nonemployee Directors the opportunity to defer all or a portion of their annual retainer and other fees, whether payable in cash or Common Shares.

      Nonemployee Directors who joined the Board before January 1, 1999 were able to participate in either the Retirement Plan for Non-Employee Directors adopted in 1984 (“1984 Plan”) or the Nonemployee Directors Supplemental Compensation Plan established in 1995 (“1995 Plan”) (collectively “Plans”). The 1984 Plan provides that a Nonemployee Director elected before July 1, 1995, with at least five years of service, receives during his or her lifetime after retirement an amount equal to the annual retainer then paid to Nonemployee Directors. Under the 1995 Plan, a Nonemployee Director elected on or after July 1, 1995, with at least five years of service, receives after retirement a quarterly amount equal to fifty percent of the stated quarterly retainer in effect at the time of retirement for the period equal to the Director’s service. Under either Plan, in the event of a “change in control” causing the Director’s retirement, he or she receives the retirement payment prorated for any service less than five years. Directors who join the Board on or after January 1, 1999 are not eligible to participate in either Plan.

      During 2003, the Board of Directors adopted respective amendments to the Plans to provide for a voluntary immediate lump sum cash-out election of the present value of the accrued pension and deferred benefits to all Nonemployee Directors participating under the Plans (“Participants”). The lump-sum benefit was payable on June 30, 2003 to those Directors electing this payout. Upon completion of the election process, the Company’s only remaining pension obligation under these Plans is to one retired Director and to Mr. Ireland under the 1984 Plan, and to Mr. Morley under the 1995 Plan.

      The Company has trust agreements with KeyBank National Association relating to the Directors’ Plan, the 1984 Plan and the 1995 Plan, in order to establish arrangements for the funding and payment of the Company’s obligations to Directors.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

      The following table sets forth the amount and percent of Common Shares which, as of March 14, 2005 (except as otherwise indicated), are deemed under the rules of the SEC to be “beneficially owned” by each Director (excluding the Chairman, President and Chief Executive Officer and the Vice Chairman), by each nominee for Director, by the Company’s Chief Executive Officer, the other four most highly compensated executive officers as named in the Summary Compensation Table (“named executive officers”), by such persons and the other executive officers as a group, and by any person or “group” (as the term is used in the Securities Exchange Act of 1934) known to the Company as of that date to be a “beneficial owner” of more than five percent or more of the outstanding Common Shares. No Directors, executive officers, or officers beneficially own any Preferred Shares.

	Amount and Nature of “Beneficial Ownership”(1)
Directors and Nominees
(excluding Director, Chairman, President and
Chief Executive Officer, John S. Brinzo		Investment Power			Voting Power
and Director and Vice Chairman,	Beneficial							Percent of
David H. Gunning)	Ownership(2)	Sole	Shared		Sole	Shared		Class(3)

Ronald C. Cambre	5,773	5,773	-0-		5,773	-0-		—
Ranko Cucuz	7,032	7,032	-0-		7,032	-0-		—
James D. Ireland III	416,434	12,620	403,814	(4)	12,620	403,814	(4)	1.90%
Francis R. McAllister	2,839	2,839	-0-		2,839	-0-		—
John C. Morley	46,868	46,868	-0-		46,868	-0-		—
Stephen B. Oresman	3,000	3,000	-0-		3,000	-0-		—
Roger Phillips	7,509	7,509	-0-		7,509	-0-		—
Richard K. Riederer	5,918	5,918	-0-		5,918	-0-		—
Alan Schwartz	6,328	6,328	-0-		6,328	-0-		—

Named Executive Officers

John S. Brinzo	229,095	229,095	-0-		229,095	-0-		1.05%
David H. Gunning	72,349	72,349	-0-		72,349	-0-		—
William R. Calfee	65,316	65,316	-0-		65,316	-0-		—
Donald J. Gallagher	36,202	36,202	-0-		36,202	-0-		—
Randy L. Kummer	15,784	15,784	-0-		15,784	-0-		—
All Directors and Executive Officers as a group, including the named executive officers (15 Persons)	957,254	553,440	403,814		553,440	403,814		4.38%

	Amount and Nature of “Beneficial Ownership”(1)

		Investment Power		Voting Power
	Beneficial					Percent of
Other Persons	Ownership(2)	Sole	Shared	Sole	Shared	Class

FMR Corp. (5) 82 Devonshire Street Boston, MA 02109	2,230,440	2,230,440	-0-	898,440	-0-	10.33%
Jeffrey L. Gendell (6) 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	2,102,000	-0-	2,102,000	-0-	2,102,000	9.74%
Citigroup Inc. (7) 399 Park Avenue New York, NY 10043	1,851,636	-0-	1,851,636	-0-	1,851,636	7.80%
Daniel S. Loeb (8) Third Point Management Company L.L.C. 360 Madison Avenue New York, NY 10017	1,500,000	-0-	1,500,000	-0-	1,500,000	6.90%
Veredus Asset Management, LLC (9) 6060 Dutchmans Lane, St. 320 Louisville, KY 40205	1,320,400	1,320,400	-0-	1,065,100	255,300	6.12%

(1)	Under the rules of the SEC, “beneficial ownership” includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to “beneficially own” the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because “beneficial ownership” extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed “beneficially owned” by two or more persons shown in the table. Information with respect to “beneficial ownership” shown in the table above is based upon information supplied by the Directors, nominees and executive officers of the Company and filings made with the SEC or furnished to the Company by any shareholder.

(2)	Included in the shares shown are Common Shares subject to options granted by the Company which entitle the holder to acquire said shares within 60 days from March 14, 2005. None of the Directors (excluding Mr. Brinzo) has any options outstanding. The named executive officers have such options as follows: Mr. Brinzo, 33,334 and Mr. Gallagher, 6,668; and the executive officers as a group have such options with respect to 46,670 shares.

(3)	Less than one percent, except as otherwise indicated.

(4)	Of the 416,434 shares deemed under the rules of the SEC to be beneficially owned by Mr. Ireland, he is a beneficial holder of 12,620 shares. The remaining 403,814 shares are held in trusts, substantially for the benefit of a charitable foundation, as to which Mr. Ireland is a co-trustee with shared voting and investment powers. Of such shares in trusts, Mr. Ireland has an interest in the income or corpus with respect to 29,299.50 shares.

(5)	The information shown above and in this footnote was taken from the Schedule 13G/ A, dated February 14, 2005, as filed with the SEC on February 14, 2005 jointly by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company.

(6)	The information shown above and in this footnote was taken from the Schedule 13G, dated February 4, 2005, as filed with the SEC on February 4, 2005, as a group, by Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C., Tontine Overseas Associates, L.L.C., which serves as the investment manager of Tontine Overseas Funds, Ltd., and Jeffrey L. Gendell. The number of Common Shares set forth in Schedule 13G have been adjusted to reflect two-for-one stock split on December 31, 2004.

(7)	The information shown above and in this footnote was taken from the Schedule 13G, dated February 8, 2005, as filed with the SEC on February 14, 2005, jointly by Citigroup Global Markets Ltd., Citigroup Global Markets Europe Ltd., Citigroup Global Markets International LLC, Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc., and Citigroup Inc. The Common Shares shown above assume conversion of the Preferred Shares held by the reporting persons.

(8)	The information shown above and in this footnote was taken from the Schedule 13D/ A, dated January 11, 2005, as filed with the SEC on January 11, 2005, by Third Point Management Company L.L.C., a Delaware limited liability company (“Management Company”), and Daniel S. Loeb, an individual (“Mr. Loeb” and, together with the Management Company, the “Reporting Persons”). The Management Company is the investment manager or advisor to a variety of hedge funds and managed accounts (such funds and accounts, collectively, “Funds”). The Funds directly own the Common Shares to which this Schedule 13D/ A relates, and the Reporting Persons may be deemed to have beneficial ownership over such Common Shares by virtue of the authority granted to them by the Funds to vote and to dispose of the securities held by the Funds, including the Common Shares.

(9)	The information shown above was taken from the Schedule 13G, dated January 26, 2005, as filed with the SEC on February 1, 2005 by Veredus Asset Management, LLC. The number of Common Shares set forth in Schedule 13G have been adjusted above to reflect two-for-one stock split on December 31, 2004.

EXECUTIVE COMPENSATION

      The following table sets forth all compensation earned by the Company’s named executive officers with respect to the years shown for services rendered to the Company and its subsidiaries.

		Annual Compensation

				Other Annual
Name and		Salary	Bonus(1)	Compensation(2)
Principal Position	Year	($)	($)	($)

J. S. Brinzo	2004	568,750	700,000	-0-
Chairman, President and	2003	550,000	-0-	-0-
Chief Executive Officer	2002	529,167	525,000	-0-

David H. Gunning (7)	2004	357,750	300,000	-0-
Vice Chairman	2003	330,000	-0-	-0-
	2002	317,500	275,000	-0-

William R. Calfee	2004	309,000	260,000	367
Executive Vice President–	2003	300,000	-0-	925
Commercial	2002	292,500	225,000	1,056

Donald J. Gallagher	2004	237,500	230,000	125
Senior Vice President,	2003	176,667	-0-	177
Chief Financial Officer and Treasurer	2002	153,750	100,000	154

Randy L. Kummer	2004	217,500	200,000	-0-
Senior Vice President –	2003	210,000	-0-	-0-
Human Resources	2002	195,417	140,000	-0-

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Restricted		Securities
	Stock		Underlying	LTIP	All Other
Name and	Awards(3)		Options	Payouts(4)	Compensation(5)
Principal Position	($)		(#)	($)	($)

J. S. Brinzo	2,613,272	(6)(8)	-0-	3,622,185	565,045
Chairman, President and	151,950		-0-	665,370	522,138
Chief Executive Officer	130,050		-0-	232,321	15,449
David H. Gunning (7)	72,846	(6)	-0-	-0-	43,975
Vice Chairman	576,725		-0-	-0-	13,365
	-0-		50,000	-0-	13,018
William R. Calfee	632,783	(6)(8)	-0-	869,321	325,110
Executive Vice President–	42,546		-0-	221,790	294,150
Commercial	31,212		-0-	83,633	11,993
Donald J. Gallagher	333,794	(6)(8)	-0-	434,621	176,188
Senior Vice President,	18,234		-0-	88,716	152,147
Chief Financial Officer and Treasurer	15,606		-0-	22,408	6,304
Randy L. Kummer	520,808	(6)(8)	-0-	724,421	204,950
Senior Vice President –	30,390		-0-	133,074	183,940
Human Resources	26,010		-0-	27,878	8,012

(1)	Bonuses earned during 2004, the value of which is shown in the table above, were paid in cash on February 18, 2005.

(2)	The executive officers are reimbursed for business club membership expenses and other business perquisites, in amounts that are less than the reporting thresholds established by the Securities and Exchange Commission. Amounts shown reflect above-market earnings on deferred compensation payable and deferred during the respective year.

(3)	The aggregate number of shares of Restricted Stock and Retention Units (see footnote 6) held by Messrs. Brinzo, Gunning, Calfee, Gallagher, and Kummer, as of December 31, 2004 was 36,570, 47,130, 9,540, 4,980, and 7,260 respectively, the aggregate value of which as of December 31, 2004 was $1,899,080, $2,447,461, $495,412, $258,611, and $377,012 respectively. Dividends are payable on the shares of Restricted Stock reported in this column at the same rate as dividends on the Company’s other Common Shares. Dividends are not payable on Retention Units.

(4)	The Payout indicated for 2004 was determined in March, 2005 for the 2002-2004 performance period under the Company’s Long-Term Incentive Program. The Company’s closing stock price on March 1, 2005 of $78.75 per share was used to determine the value of the payout, which was made in Common Shares on March 4, 2005.

(5)	Amounts indicated for 2004 include (a) cash contributed by the Company under the Company’s Voluntary Non-Qualified Deferred Compensation Plan in the amount of $56,845, 20,862, 15,110, 3,250, and 20,488 on behalf of Messrs. Brinzo, Gunning, Calfee, Gallagher, and Kummer, respectively; and (b) cash contributed by the Company under the Company’s Salaried Employees Supplemental Retirement Savings Plan (“Savings Plan”) as follows: $8,200, 23,113, 28,000, 27,938, and 9,462 on behalf of Messrs. Brinzo, Gunning, Calfee, Gallagher, and Kummer, respectively. These amounts consist of Company match contributions and a discretionary profit sharing contribution equaling ten percent of base salary for all participants in the Savings Plan. The amounts also include a second payment under the Executive Retention Plan, as discussed in the Compensation Committee Report on Executive Compensation, the amounts of which were paid on March 31, 2004, as follows: $500,000, -0-, 282,000, 145,000, and 175,000, to Messrs. Brinzo, Gunning, Calfee, Gallagher and Kummer, respectively.

(6)	On March 8, 2004, the Company awarded to Messrs. Brinzo, Gunning, Calfee, Gallagher and Kummer, 6,570, 2,130, 1,740, 1,380, and 1,260 Retention Units respectively. A Retention Unit is a bookkeeping entry that records a unit equivalent to one Common Share and is paid-out in cash, based on the value of a Common Share at the end of the three-year retention period. The values included for awards of Retention Units represent the value of the Retention Units based on the closing price of a Common Share on the date of award. Amounts shown for 2003 and 2002, for Messrs. Brinzo, Gunning, Calfee, Gallagher, and Kummer, represent the value of Retention Units awarded on February 3, 2003 and February 1, 2002, respectively.

(7)	Mr. Gunning was awarded 25,000 shares of Restricted Stock on March 10, 2003, one-quarter of which vested on the first and second anniversaries of the award, and one-fourth which will vest on the third and fourth anniversaries of the date of grant of the award.

(8)	On March 8, 2005, the Company awarded a supplemental grant of Restricted Shares to Messrs. Brinzo, Gunning, Calfee, Gallagher and Kummer, in the amounts of 30,420, -0-, 7,301, 3,650, and 6,084 shares, respectively. The value for the awards shown in the table is based on the closing market price on the date of grant of $78.52.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

      The following table sets forth information about stock options exercised during the last fiscal year by the named executive officers, and the number of Common Shares covered by unexercised options and the aggregate value of options held at the end of the fiscal year.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		“In-the-Money” Options
	Shares	Value	Options at FY-End (#)		at FY-End ($)
	Acquired	Realized
Name	on Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John S. Brinzo	106,666	633,037	53,334	-0-	748,359	-0-
David H. Gunning	25,000	451,248	25,000	-0-	938,250	-0-
William R. Calfee	53,332	279,399	26,668	-0-	374,194	-0-
Donald J. Gallagher	24,932	437,209	6,668	-0-	93,562	-0-
Randy L. Kummer	-0-	-0-	-0-	-0-	-0-	-0-

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

      The following table sets forth information relating to the long-term incentive awards that were made on March 8, 2004 pursuant to the Company’s Long-Term Incentive Program under the 1992 Incentive Equity Plan for the named executive officers

			Estimated Future Payouts
	Number of	Performance	Under Non-Stock Price-Based Plans(1)
	Shares, Units	or Other	(Number of Shares)
	or Other	Period Until
Name	Rights	Maturation or Payout	Threshold	Target	Maximum

John S. Brinzo	37,230	1/1/04-12/31/06	9,308	37,230	55,845
David H. Gunning	12,070	1/1/04-12/31/06	3,018	12,070	18,105
William R. Calfee	9,860	1/1/04-12/31/06	2,465	9,860	14,790
Donald J. Gallagher	7,820	1/1/04-12/31/06	1,955	7,820	11,730
Randy L. Kummer	7,140	1/1/04-12/31/06	1,785	7,140	10,710

(1)	Estimated payout if certain performance levels are achieved.

      The above table presents information about performance shares granted during the year pursuant to the Long-Term Incentive Program. Each performance share, if earned, entitles the holder to receive Common Shares in accordance with the above table, depending on the degree of achievement of specified Company objectives. The first two objectives are relative total shareholder return (share price plus reinvested dividends) and return on net assets (based on earnings before taxes, increased by after-tax interest expense) over a three-year performance period. Relative total shareholder return is determined against a predetermined group of mining and metal companies. A participant earns 50 percent of the number of performance shares awarded if achievement of either of these objectives is attained at the target level. Maximum payout is 150 percent of the performance shares granted and represents the number of Common Shares that would be earned if an outstanding level of both of the objectives is achieved by the Company. Threshold payout is 25 percent of the performance shares granted and represents the number of Common Shares that would be earned if a minimum level of either of the objectives is achieved by the Company. Participants are also evaluated based on subjective performance relative to the Company’s strategic objectives, and awards can be adjusted up or down by 25 percent of the target opportunity in the discretion of the Compensation and Organization Committee based on this evaluation. Attainment of all three sets of objectives is measured on a separate basis. The number of Common Shares earned would be reduced to the extent necessary to prevent the value of the Common Shares paid to any participant from exceeding twice the market value of the Common Shares covered by the participant’s grant on the date it was granted. The Compensation and Organization Committee has the discretion to make distributions in cash in lieu of stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

      The Company’s Compensation structure is designed to attract and retain high-performing executives. It places a significant portion of compensation at risk with the performance of the Company, the organizational unit and the individual, increasing the portion at risk with the responsibility level of the individual.

      Executive compensation consists of salary, annual bonus, long-term incentives, and other benefits. The Committee uses independent compensation consultants to develop a broad group of comparable industrial companies for use in competitive compensation surveys. The group of companies used for survey purposes is broader than the S&P Steel Group, which the Company has selected for the comparative stock price performance graph on page 15.

Salaries

      The Company strives to maintain pay levels for Company executives at the 50th percentile of market survey data. Actual salaries reflect responsibility, performance, and experience. Salary increases are awarded periodically based on individual performance. In April, 2004, the named executive officers, excluding the Chief Executive Officer (“CEO”), received salary increases in the range of approximately four to ten percent, the first such adjustment since June, 2002. The CEO received a salary increase of 4.5 percent, his first increase since 2002.

Annual Bonus

      The Company maintains a Management Performance Incentive Plan (“MPI Plan”) which provides an opportunity for the executive officers and other management employees to earn an annual bonus in cash based on a bonus pool determined annually. The funded bonus pool for officers, including the named executive officers, can be zero and cannot exceed 200 percent of the officers’ aggregate target bonuses. Upon approval of the Committee, an additional bonus pool of ten percent of target bonuses can be set aside for distribution at the discretion of the Chief Executive Officer. When used, discretionary awards will reward participants whose contributions to achievement of the Company’s performance objectives exceeded expectations. The MPI Plan also provides that, notwithstanding the established performance standards for any year, and if otherwise warranted, the Committee has the discretion to set funding percentages up to 35 percent of the target bonuses for officers and up to 50 percent of the target bonuses for other management positions.

      Since January 1, 2002, the MPI Plan used a “performance scorecard” with multiple performance standards to drive performance. For 2004, the Committee developed with its compensation consultant a scorecard targeted at those areas that would most directly improve shareholder value. The elements and their respective weightings are as follows:

Element	Weighting

Pre-Tax Earnings (Millions)	50%
Production Cost Per Ton	25%
Corporate Objectives	25%

Total	100%

      In evaluating Company performance, the Committee compared actual 2004 operating results with the 2004 business plan, focusing on stated objectives used in the performance scorecard. Overall, corporate results for 2004 substantially exceeded Plan. Actual pre-tax earnings compared to the performance scorecard were outstanding as was progress on Corporate Objectives. However, actual production costs per ton exceeded the plan so that no payout was earned for this factor. The performance scorecard generated a total MPI bonus pool of 150 percent of total target bonuses, or $3.5 million. In addition, the Committee approved funding for the CEO Discretionary Pool of ten percent of target bonuses, bringing the total MPI pool to $3.7 million. In reaching this decision, the Committee determined that the management made significant accomplishments during the year resulting in the following key outcomes:

•	Cliffs’ sales and production volumes were records of 22.6 million tons and 21.7 million tons, respectively.

•	Operating revenue reached $1.2 billion, 18 percent over Plan.

•	Net income was $110.5 million excluding the gain on the sale of Cliffs’ investment in International Steel Group Inc. and the reversal of deferred tax valuation allowance, both of which occurred in 2004. This represented an amount more than three times greater than Plan. Net income, including the excluded items, was $323.6 million.

•	Cliffs’ post-split stock price on December 31, 2004 was $51.93 per share, more than double the comparable price a year earlier.

•	The pretax sales margin was 15 percent of revenue, compared to Plan of six percent of revenue.

      The Committee also considered the fact that no bonuses were paid to management for 2003.

Long-Term Incentives

      The 1992 Incentive Equity Plan (“Incentive Equity Plan”) authorizes the Committee to award a variety of performance and other equity-based incentives in its discretion.

      Under the Incentive Equity Plan, a long-term performance share program (“Performance Share Program”) was installed in 1994 to further align the interests of the executive officers and key management employees with the shareholders. The Performance Share Program provided the executive officers the opportunity to receive shares of Company stock (“Performance Shares”) or, at the Committee’s discretion, equivalent cash value, based on Company performance against specific financial objectives. Starting in 1994, grants of Performance Shares have been made annually to the executive officers based on responsibility level. Starting in 2000 the Committee replaced the Performance Share Program with a Long-Term Incentive Program (“LTI Program”), which combines awards of Performance Shares under the Incentive Equity Plan with cash-based retention awards.

      The cash-based retention awards, included in the LTI Program, assist the Company in retaining key executives. In 2004, the Committee awarded executive officers 15 percent of their target long-term, incentive opportunity in the form of retention units (“Retention Units”), and the balance in the form of Performance Shares. Each Retention Unit represents the value of one Common Share, which is payable in cash based on the participant’s continued employment throughout the three-year retention period. Additional details about the 2004 awards of Retention Units to the named executive officers are presented in footnote six to the “Summary Compensation Table” on page nine.

      The Retention Units granted on February 1, 2002 to the named executive officers (excluding Mr. Gunning) as shown on the “Summary Compensation Table” on page 9, vested on December 31, 2004 and were paid out in cash on March 4, 2005. The Company’s closing stock price on December 31, 2004 of $51.93 per share was used to determine the value of such payout.

      The Performance Shares granted under the LTI Program to the named executive officers will measure performance for the period 2004-2006 on the basis of three factors: (1) relative total shareholder return, (2) three year average pre-tax return on net assets (“Pre-Tax RONA”), and (3) accomplishment of strategic objectives. The Committee has used Pre-Tax RONA since 2003 as a performance measure for awards under the LTI Program. Additional details about the 2004 grants of Performance Shares to the named executive officers are discussed under “Long-Term Incentive Plans — Awards In Last Fiscal Year” on page 10.

      The third set of performance measures applicable to Performance Shares awarded under the LTI Program affords executive officers the opportunity to earn up to an additional 25 percent of target Performance Share awards. These measures are based on a subjective evaluation by the Committee of performance relative to the Company’s strategic objectives, including specific business activities. If these objectives are not met, the Committee can also exercise its discretion to reduce awards earned under the first two performance measures by up to 25 percent of target performance. The percentage of Performance Shares earned overall can range from zero to 175 percent of the target number of shares.

      In January, 2005 the Committee confirmed that, for the three-year performance period ended December 31, 2004, the Company achieved an average performance of 75 percent in respect to the Company’s objective for total shareholder return, 62.06 percent in respect to the Company’s Return on Net Assets and an additional 25 percent in respect to the Company’s performance on strategic objectives. This provided a total performance factor of 162.05 percent for the 2002 through 2004 incentive period. This compares to performance payouts of 54 and 42 percent, respectively, for the periods ending December 31, 2002 and 2003.

      The number of shares calculated to be earned by participants is determined on the basis of the 162 percent performance factor. However, actual payouts are capped under the Performance Share Plan. Specifically, the Plan provides that the value of the number of shares to be earned as Performance Shares Earned at the end of any incentive period shall not exceed a value determined by multiplying the number of shares calculated to be earned by a participant by twice the market price of a common share on the date of the Performance Share grant. Furthermore, the plan specifies that the actual number of Performance Shares earned will be reduced to the extent necessary to prevent the calculated payout value from exceeding the maximum value cap. The Committee approved a payout of 135,728 shares for the period ended December 31, 2004, the value of which is shown in the LTIP Payouts column of the “Summary Compensation Table” on page 9.

      The Committee believes that the limit on the share price appreciation that can accrue to the benefit of the participants in the LTI Program is a prudent provision that limits the potential accounting charges from the Performance Shares and protects against windfall gains to management from non firm-specific movements in stock price over the performance period. However, the Committee also recognizes that this limit on share price appreciation for payouts under the program is more restrictive than typical market practices for share-based plans. The Committee noted that a nearly six-fold increase occurred in share price of the Company’s stock from the grant date to December 31, 2004 (from $8.67, split-adjusted, to $51.93). The Committee believes that the management team of the Company was significantly responsible for positioning the Company to benefit from the current industry conditions that have helped drive the increase in shareholder value realized over the performance period.

      As a result, in March of 2005, in recognition of the significant performance of the Company over the period, and taking in consideration typical market practices for similar programs, the Committee has approved a supplemental grant of 67,921 Restricted Shares payable to certain participants under the Incentive Equity Plan. The Restricted Shares have a three-year vesting period.

Deferred Compensation

      Under the Company’s Voluntary Non-Qualified Deferred Compensation Plan (“VNQDC Plan”), officers and other senior management employees are permitted to defer, on a pre-tax basis, up to 50 percent of their base salary and all or a portion of their bonus under the MPI Plan, or their stock award or cash award which may be payable under the LTI Program. The VNQDC Plan also permits the exchange of cash bonus awards under the MPI Plan and deferred cash balances held in the VNQDC Plan for Company stock with a 25 percent Company match. Under the terms of the VNQDC Plan, any participant electing to take an early withdrawal from such plan for deferral made prior to 2005 is prohibited from participating in such plan for two years following the plan year in which such election is made.

      Additionally, in order to have the VNQDC comply with changes required by the Economic Growth and Tax Relief Reconciliation Act of 2001, the Job Creation and Worker Assistance Act of 2002, the Jobs and Growth Tax Relief Reconciliation Act of 2003, the Pension Funding Equity Act of 2004 and the American Jobs Creation Act of 2004, as well as with other governmental rules and regulations applicable to the Plan, the Committee authorized certain amendments to the VNQDC. These amendments took effect January 1, 2005, and did not result in increased benefits for Officers or Directors of the Company and did not result in increased liabilities or contributions to the Plan and related Trusts.

      In 2004, one executive officer, one elected officer, and two mine general managers were participating in the VNQDC. In 2005, five executive officers, four elected officers, and three mine general managers are eligible to participate in the VNQDC Plan.

Stock Options

      During 2004, the Company did not award any stock options to executive officers.

Restricted Stock

      During 2004, the Company did not award any restricted stock to executive officers.

Executive Retention Program

      Early in 2001 the Committee increased the incentives offered to certain officers and key managers to continue their employment with the Company. The Executive Retention Plan offered eight officers, including the named executive officers (except for Mr. Gunning), and five other key managers, the opportunity to earn up to a total of two times their salary if they remained employed by the Company through March 31, 2004. The first half of this total was paid out to participants who remained on the payroll through March 21, 2003. The final half was paid to those participants who were actively employed on March 31, 2004. The payments were contingent on achievement of multiple performance factors individually tailored to the job requirements of each participant.

      In 2001, the Committee also acted to reduce the possibility that participants in the Company’s nonqualified Supplemental Retirement Benefit Plan (“Supplemental Plan”) might terminate employment with the Company in order to realize the benefits under the Supplemental Plan. Amounts equal to the present value of the accrued vested pension benefits payable under the Supplemental Plan as of December 31, 2000 were paid out in full in February, 2001 to all participants in a lump sum. Subsequent accrued benefits have been and will continue to be paid out annually and may be paid out more frequently, as determined by the Committee. Amounts totaling $66,508 accrued during 2004 will be paid out in March, 2005 in lump sums to all participants, including the named executive officers (except Messrs. Gunning and Kummer).

Chief Executive Officer Compensation

      Mr. Brinzo’s current base salary is $575,000, with a target bonus of 60 percent of base salary. A MPI Plan award of $700,000 was made to Mr. Brinzo for 2004, based on the same factors considered for other executive officers, as discussed under Annual Bonus on page 9.

      Mr. Brinzo’s LTI Program payout of his 2002 grant was calculated in the same way as the payout to all other participants as discussed on page 12 under Long-Term Incentives. Mr. Brinzo received 45,993 Common Shares with respect to the payout of his 2002 Performance Share grant for the three-year performance period ending December 31, 2004. Mr. Brinzo was granted 37,230 Performance Shares and 6,570 Retention Units in 2004 under the LTI Program, for the performance period 2004-2006, which will be earned under the same criteria as Performance Shares and Retention Units granted to all other executive officers in 2004 as discussed under “Long-Term Incentive Plans — Awards in Last Fiscal Year” on page 10.

Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code limits the deductibility of certain executive compensation in excess of $1 million. The aggregate combination of distributions from the Supplemental Plan, payments under the Executive Retention Plan in 2004, LTI Program payouts, vesting of restricted stock and exercises of stock options has caused, with respect to 2004, the $1 million limit to be exceeded with respect to four of the named executive officers, and will cause in 2005, the $1 million limit to be exceeded with respect to one or more of the named executive officers. Accordingly, the Company expects that some portion of such payments to the named executive officers for 2005 will not be deductible. The Company believes that it is important to maintain compensation programs that are competitive and motivate executives irrespective of the deductibility of such payments under the Internal Revenue Code.

      The foregoing report has been furnished by the members of the Compensation and Organization Committee as set forth below:

Francis R. McAllister, Chairman James D. Ireland III Stephen B. Oresman Richard K. Riederer

SHAREHOLDER RETURN PERFORMANCE

      The following graph shows changes over the past five-year period in the value of $100 invested in: (1) Cliffs’ Common Shares; (2) S&P 500 Stock Index; and (3) S&P Steel Group Index. The values of each investment are based on price change plus reinvestment of all dividends.

FIVE-YEAR CUMULATIVE TOTAL RETURNS

Value of $100 Invested at December 31, 1999

	Value at December 31

	1999	2000	2001	2002	2003	2004

Cliffs’ Common	$100	$73	$65	$71	$181	$371
S&P 500	100	91	80	62	80	89
S&P Steel	100	63	81	62	105	168

PENSION BENEFITS

      The Company sponsors a qualified defined benefit pension plan, which together with the Supplemental Plan described below, provides retirement income to employees.

      For service with the Company through June 30, 2003, the benefits provided by the qualified pension plan at age 65 are generally based on a 1.65% pension formula. For each year of service up to June 30, 2003, the plan provides 1.65% of Average Annual Compensation. Average Annual Compensation is defined as the average annual compensation earned during the 60 consecutive months providing the highest such average during the last 120 months preceding June 30, 2003. The benefit is subject to an offset of 50% of Social Security benefits through June 30, 2003.

      For service with the Company after June 30, 2003, benefits provided by the qualified pension plan at age 65 are based on a cash balance formula. An account is established for each participant and credited on a quarterly basis with a benefit amount equal to up to 13 percent of the participant’s annual earnings depending on the participant’s age and service. Interest is credited to the account balance on a quarterly basis. At retirement, the accumulated account balance can be paid as either a lump sum or actuarially equivalent annuity.

      The Internal Revenue Code of 1986 (“Code”) places limitations on the benefits that may be paid from a qualified pension plan. The Company has a non-qualified Supplemental Retirement Benefit Plan (“Supplemental Plan”) providing for the payment from general funds of the benefits that would be lost by Supplemental Plan participants as a result of present or future Code or other government limitations.

      Total estimated annual benefits accrued under the qualified pension plan and the Supplemental Plan by each of the named executive officers assuming retirement at age 65 is as follows: Mr. Brinzo, $419,200; Mr. Gunning, $28,200; Mr. Calfee, $230,700; Mr. Gallagher, $105,700; and Mr. Kummer, $57,700.

      In fulfillment of the Company’s obligations under the Supplemental Plan accrued through December 31, 2000, amounts equal to the present value of the accrued vested benefits payable under the Supplemental Plan were paid out in a lump sum in February, 2001 to all participants, including the named executive officers (except Messrs. Gunning and Kummer). Subsequent accrued benefits continue to be paid out annually, and may be paid out more frequently, as determined by the Compensation and Organization Committee. Amounts accrued during 2004 will be paid out in a lump sum in March, 2005 to the named executive officers as follows: Mr. Brinzo, $47,775; Mr. Gunning, -0-; Mr. Calfee, $13,584; Mr. Gallagher, $3,413; and Mr. Kummer, -0-.

      The compensation used to determine benefits under the Company’s pension plans is the sum of salary and bonus paid to a participant during a calendar year. Pensionable earnings for each of the Company’s named executive officers during 2004 include the amount shown for 2004 in the Salary column of the “Executive Compensation Table” on page 9, plus the amount of bonus earned in 2003 and paid in 2004, as shown in the Bonus column of the “Executive Compensation Table” for 2003. Pensionable earnings in 2004 for Messrs. Brinzo, Gunning, Calfee, Gallagher, and Kummer were $568,750, $357,750, $309,000, $237,500 and $217,500 respectively. Messrs. Brinzo, Gunning, Calfee, Gallagher, and Kummer have 35, 4, 32, 23, and 4 years, respectively, of credited service under the Company’s qualified pension plan.

AGREEMENTS AND TRANSACTIONS

      Effective January 1, 2000, the Company entered into severance agreements with named executive officers John S. Brinzo, Director, Chairman, President and Chief Executive Officer, William R. Calfee, Executive Vice President – Commercial, and Thomas J. O’Neil, President – Cliffs International Division; effective April 16, 2001, the Company entered into a severance agreement with named executive officer David H. Gunning, Director and Vice Chairman; and effective March 9, 2004, the Company entered into a severance agreements with named executive officers, Edward C. Dowling, Executive Vice President – Operations and Donald J. Gallagher, Senior Vice President, Chief Financial Officer and Treasurer (“Agreements”). The Agreements with Mr. O’Neil and Mr. Dowling were terminated upon their terminations from the Company on June 30, 2004 and October 31, 2004, respectively. The Agreements specify certain financial arrangements that the Company will provide upon the termination of such officers’ employment with the Company under certain circumstances. The Agreements are intended to ensure continuity, stability and fair treatment of such executive officers of the Company in the event of a “change in control” of the Company (as defined in the Agreements). The terms of the Agreements are automatically extended on January 1 of each year, for an additional year, unless the Company or the officer give notice, not later than September 30 of the immediately preceding year, that it or they do not want the terms extended. The terms currently expire on December 31, 2006.

      Under the Agreements, if during the two-year period following a “change in control”, the officer is terminated by the Company without “cause”, or resigns after (1) not being maintained in his or her prior position, (2) being reduced in duties, compensation or benefits, (3) determining he or she is unable to carry out his or her duties and responsibilities, or (4) being relocated without his or her consent (and also in the case of J. S. Brinzo, resigns within 30 days following the first anniversary of a “change in control”), such officer would be entitled (a) to lump sum payments of three years of base pay and incentive compensation, (b) to a lump sum payment of the then present value of the unfunded pension benefits that he or she would be entitled to receive three years after his or her termination of employment, and (c) to continue participation in medical and other welfare benefit plans for three years after his termination of employment. The Agreements also entitle the officers to vesting of all incentive pay at the greater of target or actual performance, and medical and life insurance benefit continuation for life upon retirement or following termination, unless the termination was for “cause”. In addition, the Agreements provide that the officers are eligible for reimbursement of outplacement expenses up to 15 percent of base pay. The Company will protect the officers against any imposition of excise tax on “excess parachute” payments under the Internal Revenue Code by providing “gross up” payments to the officers. The Agreements provide that the officers will not compete with the Company for two years following their termination of employment under the Agreements.

      None of these Agreements create employment obligations for the Company. Both before and after the occurrence of a “change in control”, the Company may terminate the employment of any of such officers for “cause”, without an obligation to pay severance compensation or benefits.

      Effective January 1, 2000, the Company implemented the Change in Control Severance Pay Plan (“Severance Plan”), the participants of which presently include named executive officer R. L. Kummer. The Severance Plan is designed to assure continuity, stability, and fair treatment of employees in key positions in the event of a “change in control” of the Company (as defined in the Severance Plan). Under the Severance Plan, if during the two-year period following a “change in control”, in the case of a Senior Vice President, Vice President, or Secretary of the Company, a participant is terminated by the Company without “cause” or resigns after (1) not being maintained in his or her prior position, (2) being reduced in compensation or benefits, or (3) being relocated without consent, he or she is entitled to (a) receive a lump sum payment in the amount of two years of base pay and incentive compensation, (b) receive a lump sum payment of the then present value of the pension benefits that he or she would be entitled to receive two years after his or her termination of employment, and (c) continue participation in medical and other welfare benefit plans for two years after his or her termination of employment; or in the case of a Mine Manager of a Subsidiary of the Company, a participant is terminated without “cause” or resigns after (1) being reduced in compensation or benefits or (2) being relocated without consent, he or she is entitled to (a) receive a lump sum payment in the amount of one year of base salary and incentive compensation, (b) receive a lump sum payment of the present value of the unfunded pension benefits that he or she would be entitled to receive two years after his or her termination of employment, and (c) continue participation in medical and other welfare benefit plans for one year after his or her termination of employment.

Participants are entitled to vesting of all incentive pay at the greater of target or actual performance, and to medical and life insurance benefit continuation for life following termination, unless the termination was for “cause”. Also, participants are eligible for reimbursement of outplacement expenses up to 15 percent of base pay. The Severance Plan provides that the participants will not compete with the Company for the two or one year period for which they are receiving severance pay. Individuals who would be covered by the Severance Plan, but who receive severance pay and benefits pursuant to the Agreements or another plan or agreement signed on behalf of the Company, are not entitled to benefits under the Severance Plan. All benefits payable under the Severance Plan are to be derived from the Company’s then current operating funds. None of the obligations of the Company described above exist unless a “change in control” has occurred. The Company will protect the participant against imposition of any excise tax on “excess parachute” payments under the Code by providing “gross up” payments to the participant. The termination date of the Severance Plan has been automatically extended through December 31, 2006, and will be automatically extended on January 1 of each year following, unless the Company gives notice that the termination date is not to be extended.

      The Company has two trust agreements with KeyBank National Association which relate to the Agreements and the Severance Plan. The first such trust agreement provides for the payment of the benefits arising under the Agreements, and the second trust agreement provides for reimbursement of legal fees and expenses incurred by the officers in enforcing their rights under the Agreements and by the key employees under the Severance Plan.

      The Company has indemnification agreements (“Indemnification Agreements”) with each current member of the Board of Directors. The form and execution of the Indemnification Agreements were approved by the Company’s shareholders at the Annual Meeting convened on April 29, 1987. Such Indemnification Agreements essentially provide that to the extent permitted by Ohio law, the Company will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his or her service as a member of the Board. In connection with the foregoing Indemnification Agreements, the Company has a trust agreement with KeyBank National Association pursuant to which the parties to the Indemnification Agreements may be reimbursed with respect to enforcing their respective rights under the Indemnification Agreements.

      In order to promote mutual appreciation of management and union interests, the Company and the United Steel Workers of America (“USWA”) reached a new agreement in 2004 on a process under which the Union may designate a member of the Board of Directors of the Company, provided that individual is acceptable to the Chairman. This agreement supercedes a general understanding between the USWA and certain Company subsidiaries reached in 1993. Such designee would be subject to annual nomination by the Company, election by vote of the shareholders, and all laws and Company policies applicable to the Board of Directors. In the event a member is designated in the future, the total number of Directors will be increased to include such designee. This arrangement is concurrent with the U.S. labor agreements which may be terminated by either party on September 1, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s Directors and officers and persons who own ten percent or more of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and ten percent or greater shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

      Based solely on the Company’s review of the copies of such Forms it has received, and written representations by such persons, the Company believes that all of its Directors, officers and beneficial owners of more than 10 percent of our Common Shares complied with all filing requirements applicable to them with respect to transactions in the Company’s equity securities during the fiscal year ended December 31, 2004. For the 2003 fiscal year, J. A. Trethewey did not file a Form 5 regarding transfer of ownership of Common Shares to his spouse. When this was discovered in 2004, Mr. Trethewey filed a Form 4 reporting this transaction.

AUDIT COMMITTEE REPORT

      The Audit Committee of Cleveland-Cliffs Inc Board of Directors (“Committee”) is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed and reassessed for adequacy annually by the Committee and reviewed by the Committee with the Board of Directors. The Committee reviewed the existing charter at its March, 2005 meeting and determined that no changes were required. A copy of the charter is available at http://www.cleveland-cliffs.com website and is also available on request at (800) 214-0739.

      The members of the Committee are Richard K. Riederer (Chairman), James D. Ireland III, John C. Morley, and Stephen B. Oresman, all of whom are independent of the Company in accordance with the listing standards of the New York Stock Exchange, and meet the financial literacy and accounting or financial management expertise necessary to effectively discharge their responsibilities. The Committee retains the Company’s independent auditors. In 2004, the Committee dismissed Ernst & Young LLP as independent auditors and appointed Deloitte & Touche LLP.

      Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting process. Management is also responsible to assert, as of December 31, 2004, to the effectiveness of the Company’s system of internal control over financial reporting in compliance with Sarbanes-Oxley Section 404 (“SOX 404”). The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The independent auditors are also responsible for performing an audit of the Company’s system of internal control for financial reporting and to report on the acceptability of management’s assertion for SOX 404 and to provide an independent attestation as of December 31, 2004. The Company’s cost of compliance with SOX 404 in 2004 was approximately $1.3 million (out of pocket) plus more than 7,000 employee hours. The Committee’s responsibility is to monitor and oversee these financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Committee also reviewed management’s report on their review of the system of internal control for financial reporting.

      In this context, the Committee met 11 times in 2004 and held discussions with management and the independent auditors. The Committee also regularly met, in separate executive session, with independent auditors, the Company’s chief internal auditor, and management. Furthermore, the Committee has reviewed the results of its executive sessions with the Chief Executive Officer, as appropriate.

      Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the consolidated financial statements and critical accounting policies with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed under PCAOB standards and any other matters required to be discussed under applicable standards.

      The Company’s independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence, including consideration of the compatibility of non-audit services with the auditors’ independence.

      Based on the Committee’s discussion with management and the independent auditors and the Committee’s review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Richard K. Riederer, Chairman
James D. Ireland III
John C. Morley
Stephen B. Oresman

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal No. 2)

Dismissal of Ernst & Young LLP

      Effective as of August 20, 2004, the Company dismissed Ernst & Young LLP (“E&Y”) as the independent auditor of the Company. The decision to change independent auditors was made by the Audit Committee of the Company’s Board of Directors. The audit reports of E&Y on the Company’s financial statements for the fiscal years ended December 31, 2003 and December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

      During the fiscal years ended December 31, 2003 and December 31, 2002, and the period through the dismissal of E&Y, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which disagreements, if not resolved to E&Y’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the Company’s financial statements for such years.

      During the fiscal years ended December 31, 2003 and December 31, 2002, and the period through the dismissal of E&Y, E&Y did not advise the Company with respect to any of the matters described in paragraphs (a)(1)(v)(A) through (D) of Item 304 of Regulation S-K.

Appointment of Deloitte & Touche LLP

      Effective as of August 25, 2004, the Audit Committee engaged Deloitte & Touche LLP (“Deloitte”) as its independent auditor to audit the financial statements of the Company and its consolidated subsidiaries for the fiscal year ending December 31, 2004. The appointment of the new auditors was made by the Audit Committee of the Board of Directors. Representatives of Deloitte are expected to be present at the Meeting. Such representatives will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

      During the fiscal years ended December 31, 2003 and December 31, 2002 and through the date of the appointment of Deloitte, the Company did not consult with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Independent Auditors Fees and Services

      Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories (in thousands) are as follows:

	2004	2003

Audit Fees (1)	$1,574	$627
Audit-Related Fees (2)	36	105
Tax Fees	35

Total	$1,645	$732

(1)	Audit Fees consist of fees and expenses billed for professional services rendered for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2004 and 2003, audit of internal controls over financial reporting for the year ended December 31, 2004, and reviews of the interim financial statements included in quarterly reports and services that are normally provided by the Company’s independent auditors in connection with regulatory filings.

(2)	Audit-Related Fees consist of fees billed primarily for accounting consultations, employee benefit plan audits and agreed-upon procedures.

      The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman, or any Audit Committee Member in his absence, when services are received on an expedited basis, with such pre-approval disclosed to the full Audit Committee at its next scheduled meeting. None of the fees paid to the independent auditors under the categories “Audit-Related” and “Tax Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the Securities and Exchange Commission.

      The Board of Directors recommends that you vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.

ANNUAL REPORT

      The Company’s 2004 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the SEC. Additional copies of such report are available upon request. To obtain additional copies of such Annual Report, please contact the Company’s Investor Relations Department at (800) 214-0739 or (216) 694-5459.

GENERAL INFORMATION

      The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. Officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, or in person. Finally, the Company has retained Georgeson Shareholder Communications Inc., New York, New York, to assist in the solicitation of proxies using the means referred to above, at an anticipated cost of $10,000, plus reasonable expenses.

      Pursuant to regulations of the SEC, the material appearing under the captions “Audit Committee Report,” “Audit Committee Charter,” “Compensation Committee Report on Executive Compensation” and “Shareholder Return Performance” are not deemed to be soliciting material or to be filed with the SEC or subject to Regulation 14A (other than as provided therein) promulgated by the SEC or Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates this information by reference into any filing under the Securities Act or the Exchange Act.

      The Common Shares and Preferred Shares represented by properly authorized proxies will be voted as specified. It is intended that the Common Shares and the Preferred Shares represented by proxies on which no specification has been made will be voted FOR the election of the nominees for Director named herein and for the ratification of Deloitte & Touche LLP as independent auditors for the fiscal year, or such substitute nominees as the Board of Directors may designate and at the discretion of the persons named as proxies on all other matters which may properly come before the Meeting.

      At the Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Meeting. The Company intends to treat properly authorized proxies as “present” for purposes of determining whether a quorum has been achieved at the Meeting. The candidates for Directors receiving a plurality of the votes will be elected. Votes withheld and broker non-votes in respect of the election of Directors will not be counted in determining the outcome of that vote. Abstentions will be counted as cast with respect to a proposal and have the same effect as votes against the certification of Deloitte & Touche LLP as independent auditors. Broker non-votes will not be counted as cast for the proposal.

      If notice in writing shall be given by any shareholder to the President, a Vice President or the Secretary, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting a shareholder may cast for any one nominee as many votes as shall equal the number of Directors to be elected, multiplied by the number of his or her Common Shares and/or Preferred Shares. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of the Board of Directors’ nominees as is possible.

OTHER BUSINESS

      It is not anticipated that any other matters will be brought before the Meeting for action; however, if any such other matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Deadline for Inclusion in Proxy Materials

      Any proposal by a shareholder of the Company intended to be presented at the year 2006 Annual Meeting of Shareholders must be received by the Company on or before November 21, 2005 to be included in the proxy materials of the Company relating to such meeting.

Discretionary Voting of Proxies

      In accordance with amendments to Rule 14a-4 under the Exchange Act, if notice of a proposal by a shareholder of the Company intended to be presented at the year 2006 Annual Meeting of Shareholders is received by the Company after February 4, 2006, the persons authorized under the Company’s management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at the Company’s 2006 Annual Meeting of Shareholders.

Annex A

INDEPENDENCE STANDARDS FOR DIRECTORS

      The following standards will be applied by the Board of Directors of Cleveland-Cliffs Inc (the “Company”) in determining whether individual directors qualify as “independent” under the Rules of the New York Stock Exchange. References to the Company include its consolidated subsidiaries.

1.	No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Company will identify which directors are independent and disclose these affirmative determinations.

2.	No director can be independent if the director is, or has been within the last three years, an employee of the Company.

3.	No director can be independent whose immediate family member is or has been an executive officer of the Company within the last three years.

4.	No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within that last three years, more than $100,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

5.	No director can be independent if:

a.	the director or an immediate family member is a current partner of the Company’s internal or external auditor;

b.	the director is a current employee of the Company’s internal or external auditor;

c.	the director has an immediate family member who is a current employee of the Company’s internal or external auditor and participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice; or

d.	the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on the Company’s audit within that time.

6.	No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

7.	No director can be independent if the director is a current employee, or an immediate family member is an current executive officer, of a company (excluding charitable organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

8.	No director can be independent if the Company has made charitable contributions to any charitable organization in which such director serves as an executive officer if, within the preceding three years, contributions by the Company to such charitable organization in any single completed fiscal year of such charitable organization exceeded the greater of $1,000,000, or 2% of such charitable organization’s consolidated gross revenues.

A-1

CLEVELAND-CLIFFS INC

Notice of

Annual Meeting
of Shareholders
to be held on
May 10, 2005
and
Proxy Statement

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

COMMON SHARES AND/OR 3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

CLEVELAND-CLIFFS INC

1100 Superior Avenue, Cleveland, Ohio 44114-2589
P R O	This proxy is solicited on behalf of the Board of Directors
X Y	The undersigned hereby appoints R.C. Cambre, R. Cucuz, F.R. McAllister, R. Phillips and A. Schwartz as Proxies, each with the power of substitution, and hereby authorizes them to represent and to vote all of Cleveland-Cliffs Inc Common Shares (“Common Shares”) and/or 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, without par value (“Preferred Stock”), held of record by the undersigned on March 14, 2005, at the Annual Meeting of Shareholders to be held on May 10, 2005, or at any adjournments or postponements thereof, as follows:

Election of Directors, Nominees:

(01) J.S. Brinzo, (02) R.C. Cambre, (03) R. Cucuz, (04) D.H. Gunning (05) J.D. Ireland III, (06) F.R. McAllister,
(07) R. Phillips, (08) R.K. Riederer and (09) A. Schwartz.

Ratification of the appointment of Deloitte & Touche LLP as independent auditors.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse side or to use our Internet or toll-free telephone voting system.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

     CLEVELAND-CLIFFS INC

     C/O EQUISERVE TRUST COMPANY N.A.
      P.O. BOX 8562
      EDISON, NJ 08818-8562

Dear Shareholder,

Cleveland-Cliffs Inc encourages you to take advantage of convenient ways to vote your Common Shares and/or Preferred Stock. You may appoint your proxies to vote your Common Shares and/or Preferred Stock electronically through the Internet or via toll-free telephone, 24 hours a day, 7 days a week. Please note that all proxy appointments through the Internet or by telephone must be received by 12:00 a.m. on May 10, 2005.

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/clf	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	0696

This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the Board of Directors’ nominees and the ratification of the appointment of Deloitte & Touche LLP as independent auditors. The Board of Directors recommends a vote FOR its nominees in proposal 1 and FOR proposal 2.

1.	Election of Directors. (Please see reverse)	FOR	WITHHELD
		☐	☐

          ☐

                 For all nominees except as noted above

2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: